MORGAN STANLEY INSTITUTIONAL FUNDS
Rule 10f-3 Transactions (Purchase of Securities by
Portfolio From an Underwriting Syndicate in which an Affiliate is a Member) (1)
May 1, 2003 - June 30, 2003



		PARTICIPATING		TRADE		PRICE
UNDERWRITING	PORTFOLIO(s)		DATE		PER SHARE (2)



PG & E Corp.		MS Global Opportunity    6/27/03	100.00
		        MS High Yield		6/27/03		100.00


	SHARES/PAR	         	PURCHASED		AMOUNT OF
 	AMOUNT		                FROM		OFFER



	 45,000 		Lehman Brothers, Inc.		60,000,000,000
	 265,000 		Lehman Brothers, Inc.		60,000,000,000
	 310,000